EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 11, 2008 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in the Napster, Inc.’s Annual Report on Form 10-K for the year ended March 31, 2008.

/s/    PricewaterhouseCoopers LLP
Los Angeles, CA

June 11, 2008